Exhibit 99.1

BFYW Takes Steps to Implement Its Growth Initiative Further

PO Financing, Standard Industrial Code Change in the

Works Follow Reduction of Liabilities

COLUMBUS, Ohio –March 12, 2023 – Better For You Wellness, Inc. (OTC Pink: BFYW) (“BFYW” and the “Company”), a pioneering Ohio-headquartered plant-based and science-focused wellness company in the flourishing $1.5 trillion wellness industry, announced continued developments in its Growth Initiative. BFYW management developed the Growth Initiative to increase shareholder value by generating revenue and building profitability via its Stephen James Curated Coffee Collection (SJCCC).

The initiative focuses the Company's energies on the SJCCC premium coffee brand, as coffee is the second most consumed beverage globally. The Growth Initiative leverages the Company’s retail relationship with Kroger, where the brand enjoys strong consumer loyalty and a top-selling premium coffee status.

BFYW Chairman and CEO Ian James said, "We've made great strides in our Growth Initiative since its December launch, ensuring we have a solid foundation, metric management, and strong operational oversight to secure capital for full Growth Initiative implementation. I am confident our shareholders and the market will agree that we are taking the right steps to ensure revenue growth to achieve sustainable profitability."

PO Financing

BFYW management is working to identify a Purchase Order lender who would pay BFYW's third-party supplier up to 100% of the costs required to produce and deliver the agreed-upon goods to BFYW's customers. BFYW management is exploring such funding as it could help fund the expansion of SJCCC in Kroger and other grocers while minimizing shareholder dilution.

Standard Industrial Code (SIC) Change

To align BFYW with the Growth Initiative, BFYW applied to strategically change its Standard Industrial Code from 2844 (Perfumes, Cosmetics, and Other Toilet Preparations) to 5149 (Groceries and Related Products). This shift reflects the Company's focus on its crown jewel, the premium coffee brand, the Stephen James Curated Coffee Collection, and its commitment to delivering premium coffee with other functional benefits.

Seeking PO Financing and SIC change follows other critical steps to implement the Growth Initiative, including:

Competitive Market Analysis and Forecast

BFYW conducted a comprehensive competitive market analysis, examining ten key publicly traded coffee companies. This analysis highlights insights into TTM Revenue and Market Cap. We believe the results underscore the substantial growth potential awaiting investors in BFYW Stock. Estimates show that after $4M in funding, the Company could expand into 250 stores in 2024 and double the number of doors served year-over-year for the next four years until the coffee brand is in nearly 4,000 stores. Post funding, annual revenue in Year One is projected to be $1M+, $8M+ in Year Two, $23M+ in Year Three, $39M+ in Year Four, and $59M+ in Year Five, with sustained profitability in Year Two. BFYW projects the Market Cap to be 1.97X Price-to-Sale. Please see BFYW’s February 26, 2024, 8-K filing and exhibit for greater detail and underlying assumptions, which can be found here.

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Launched a $4M Capital Raise

The Company launched a campaign to raise $4M through a Five-year Term Note at 18% following a monthslong financial analysis of SJCCC's expansion into Kroger and other grocers, hotels, resorts, and boutiques. The Company wants to provide prospective investors flexibility and optionality and could offer conversion levels to equity, warrants, etc.

$351K+ Debt Reduction Action

BFYW successfully initiated a Debt Reduction Action, sanctioned unanimously by the Board of Directors as part of the Growth Initiative. The Debt Reduction initiative eliminated $351,983.05 in liabilities, equal to 13%+ of the Company's total liabilities, from BFYW's balance sheet by issuing 87,995,763 restricted common shares at a premium above-market price. Chief Executive Officer Ian James deferred compensation of $199,196.08, and Chief Branding Officer Stephen Letourneau deferred compensation of $152,786.97. At a conversion price of $0.004 per restricted common share, James was issued 49,799,020, and Letourneau was issued 38,196,743.

Chief Operating Officer Appointment

The Board unanimously voted to appoint Stephen Letourneau as Chief Operating Officer, finding him ready to ensure meticulous oversight and achievement of the Company's objectives in executing the Growth Initiative.

Authorized Shares Increase and Performance

On January 17, BFYW's increase in Authorized Shares became effective, a pivotal move to support BFYW's $4.0M Growth Capital Raise and overall growth plans.

About Better For You Wellness:

Better For You Wellness, Inc. (OTC Pink: BFYW) is an Ohio-based plant-based and science-focused wellness company dedicated to providing high-quality, innovative products that enhance well-being and promote a balanced lifestyle. Better For You Wellness is leading the way in the wellness industry with a solid commitment to clean beauty and natural ingredients. Learn more at https://BFYW.com.

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect our current judgment regarding the direction of our business, actual results may vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested in this press release. Except as applicable law requires, we do not intend to update any forward-looking statements to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed with SEC (https://www.sec.gov/).

While BFYW may elect to update these forward-looking statements, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon to represent BFYW's assessments as of any date after the date of this press release. Accordingly, undue reliance should not be placed upon them.

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